Exhibit 5.1

+1 202.942.5000 +1 202.942.5999 Fax 555 Twelfth Street, NW Washington, DC 20004-1206

June 17, 2014

Board of Trustees

First Potomac Realty Trust

7600 Wisconsin Avenue

Bethesda, Maryland 20814

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and potential issuance of up to 1,989,543 common shares of beneficial interest, par value $0.001 per share, of the Company (the “Common Shares”), which may be issued from time to time if, and to the extent that, certain holders of units of limited partnership interest (the “Units”) in First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), of which the Company is the sole general partner, tender such Units for redemption in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as amended, the “Partnership Agreement”) and the Company exercises its right to purchase directly and acquire such Units in exchange for the Common Shares (such Common Shares, the “Shares”).

This opinion is being furnished to you at your request for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Board of Trustees

First Potomac Realty Trust

June 17, 2014

In connection with rendering the opinions set forth in this letter, we have examined copies of such agreements, instruments and documents as we have deemed necessary to form a basis on which to render the opinions hereinafter expressed. The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, facsimile, conformed, digitally scanned or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on all such parties (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

B We have assumed that, at the time of any issuance of any Shares, the Registration Statement will be effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect.

C. We have assumed that, upon any issuance of the Shares, the total number of issued and outstanding Common Shares, after giving effect to the issuance of the Shares, would not exceed the total number of Common Shares that the Company is then authorized to issue under its Amended and Restated Declaration of Trust, as it may then be amended (the “Declaration of Trust”).

D. We have assumed that the Company will remain a Maryland real estate investment trust and that the Shares will not be issued in violation of the ownership limit contained in the Company’s Declaration of Trust.

We express no opinion as to the effect or application of any laws, statutes, ordinances, rules or regulations other than the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, as currently in effect. As used herein, the term “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that, if and when issued and delivered in accordance with the terms of the Partnership Agreement and certain resolutions of the board of trustees of the Company adopted at a meeting held on October 26, 2010 relating to the issuance of the Shares upon redemption of the Units as contemplated thereby and arrangements in connection therewith, the Shares will be validly issued, fully paid and nonassessable.

Board of Trustees

First Potomac Realty Trust

June 17, 2014

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ARNOLD & PORTER LLP
Arnold & Porter LLP